Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-253630-01 on Form S-3 of our reports dated February 25, 2021 relating to the financial statements of PG&E Corporation and the effectiveness of PG&E Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PG&E Corporation for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

July 9, 2021